Exhibit 4.7

FIRST AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

OF

OPTINOSE, INC.

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated as of October 2, 2017, by and among OptiNose, Inc., a Delaware corporation (the “Company”), and the holders of Series D Shares, Series C-2 Shares, Series C-1 Shares, Series C Shares and Series B Shares of the Company identified on the signature pages thereto (collectively, the “Investors”).

RECITALS

WHEREAS, the Company and certain of the Investors (the “Prior Holders”) are party to that certain Amended and Restated Registration Rights Agreement, dated July 22, 2014, as further amended and restated by that certain Second Amended and Restated Registration Rights Agreement, dated March 24, 2017 (the “Prior Agreement”); and

WHEREAS, in connection with the consummation by the Company of an initial public offering of its Common Shares (the “Initial Public Offering”), the Company and the Prior Holders holding a sufficient number of and class(es) of shares of the Company’s capital stock to amend the Prior Agreement pursuant to its terms desire to enter into this Amendment for the purpose of setting forth certain rights and obligations of the Investors following consummation of the Initial Public Offering.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                      Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

2.                                      Amendment to “Registrable Securities”.

(a)                                 Section 1(s)(ii) of the Agreement is hereby amended and restated as follows:

“(ii) it is freely saleable pursuant to Rule 144  under the Securities Act;”

(b)                                 Section 1(s) of the Agreement is hereby amended to add the following after the last sentence:

“Notwithstanding the foregoing, after the one hundred and eighty (180) day period following the closing of an Initial Public Offering (the “IPO Lock-Up Period”), only the Avista Entities and any Investors who are members of management of the Company shall be deemed to hold Registrable Securities. Immediately upon the expiration of the IPO Lock-Up Period and subject to delivery of a Rule 144 representation letter in form and substance reasonable acceptable to the Company’s legal counsel (if such letter is requested by legal counsel for the Company), the Company shall cause its legal counsel to issue an opinion instructing the Company’s transfer agent to remove any restrictive legends on the Common Shares that cease to be Registrable Securities.”

3.                                      Amendment to Demand Registration.  The second sentence of Section 2(a) of the Agreement is hereby amended and restated as follows:

“Promptly after receipt of the Investor Request, the Company shall, subject to Section 14, give written notice (the “Notice of Investor Request”) of such Investor Request to all Holders and, subject to the limitations of Section 2(c) below, shall file (as expeditiously as practicable and in any event within twenty (20) days of its receipt) and use its best efforts to effect, a registration statement under the Securities Act with respect to all Registrable Securities that the Holders request to be registered (such requesting Holders together with the Requesting Investors, the “Registering Shareholders”) within five (5) days of the receipt by the applicable Holder of the Notice of Investor Request (delivered in accordance with Section 22); provided, however, that no Investor Request shall be effected from Holders referred to in clause (ii) above if the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included by all Registering Shareholders in such Investor Request are less than $20,000,000 (unless such Registrable Securities identified in the Investor Request constitute all remaining Registrable Securities held by the Registering Shareholders).”

4.                                      Amendment to Form S-3 Registration.  Section 3 of the Agreement is hereby amended and restated, in its entirety, as follows:

“3.                               REGISTRATIONS ON FORM S-3.

(a)                                 If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price of at least $20,000,000, then the Company shall (i) within five (5) days after the date such request is given, give written notice (the “Form S-3 Notice”) of such request to all Holders other than the Requesting Investors; and (ii) as soon as practicable, and in any event within fourteen (14) days after the date such request is given by the Requesting Investors, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within five (5) days of the date the Form S-3 Notice is given, and in each case, subject to the limitations of Section 2(b); provided that in the case of registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, once the registration statement relating thereto has remained effective under the Securities Act for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Holders included in such registration have actually been sold thereunder), such 180 day period shall be extended to 180 days after the second anniversary of the date on which such Form S-3 becomes effective (or such shorter period in which all Registrable Securities of the Holders included in such registration have actually been sold thereunder).

(b)                                 In connection with any proposed firmly underwritten resale of Registrable Securities which is not pursuant to a Demand Registration under Section 2 and with respect to which a Form S-3 registration statement is expressly being utilized to effect such resale (an “Underwritten Shelf Take-Down”) pursuant to Section 3(a), the Requesting Investors agree, in an effort to conduct any such Underwritten Shelf Take-Down in the most efficient and organized manner, to coordinate with any other Registering Shareholders prior to initiating any sales efforts and cooperate with any other Registering Shareholders as to the terms of such Underwritten Shelf Take-Down, including the aggregate amount of securities to be sold and the number of Registrable Securities to be sold by the Registering Shareholders. In furtherance of the foregoing, the Company shall give prompt notice to any other Registering Shareholders (if such Registering Shareholders’ Registrable Securities are included in the Form S-3) of the receipt of a request from the Requesting Investors (whose Registrable Securities are included in the Form S-3) of a proposed Underwritten Shelf Take-Down under and pursuant to the Form S-3 and, notwithstanding anything to the contrary contained herein, will provide such other Registering Shareholders a period of two (2) business days to participate in such Underwritten Shelf Take-Down. All such Registering Shareholders electing to be included in an Underwritten Shelf Take-Down must sell their Registrable Securities to the underwriters selected in the same manner as provided in Section 2(b) on the same terms and conditions as apply to any other selling Investors; provided, however, that (i) no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder, and (ii) each Holder shall be required to deliver all questionnaires, powers of attorney, escrow and custody agreements, legal opinions and other documents customarily required under the terms of such underwriting agreement.

(c)                                  The Company shall be liable for and pay all Registration Expenses (as defined below) in connection with each Form S-3, regardless of whether such Form S-3 is effected, and any Underwritten Shelf Take-Down; provided that the Registering Shareholders shall pay all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Registering Shareholders, except for the fees and disbursements of the Registering Shareholders borne and paid by the Company as a Registration Expense.”

(d)                                 Notwithstanding anything to the contrary herein, no Investor that is a member of the Company’s management will be entitled to participate with respect to any Underwritten Shelf Take-Down.

5.                                      Amendment to Piggy-Back Registration Rights.  Section 4 of the Agreement is hereby amended and restated, in its entirety, as follows:

If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Investors under Section 2) any of the Registrable Securities under the Securities Act in connection with the public offering of such securities solely for cash (other than an Underwritten Shelf Take-Down or a registration on Form S-8 (or similar or successor form or other registration form that would not permit the registration of the Registrable Securities) relating solely to the sale of securities to participants in a Company stock plan or to other compensatory arrangements to the extent includable on Form S-8 (or similar or successor form or other registration form that would not permit the registration of the Registrable Securities)), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within thirty (30) days after mailing of such notice by the Company in accordance with Section 22, the Company shall, subject to the provisions of Section 9, use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that no Holder shall be entitled to register any of its Registrable Securities pursuant to this Section 4 in an Initial Public Offering unless a Holder of Series D Shares, Series C-2 Shares, Series C-1 Shares or Series C Shares is participating as a seller of Registrable Securities in such Initial Public Offering.  The Company shall have no obligation under this Section 4 to make any offering of its securities, or to complete an offering of its securities that it proposes to make.

6.                                      Amendment to Underwriting Requirements.  The second sentence of Section 9 of the Agreement is hereby amended and restated as follows:

“If requested by the underwriters for any underwritten offering requested by Holders of Registrable Securities pursuant to a registration statement under Section 2 or Section 3(b), the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the Requesting Investors and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient than those provided in Section 10.”

7.                                      Effectiveness. This Amendment shall be effective as of the date hereof.  However, to the extent the closing of the Initial Public Offering does not occur on or before March 31, 2018, the provisions of this Amendment shall be without any force or effect.

8.                                      Counterparts.  This Amendment may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

9.                                      No Other Effect.  Except as amended by this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to the Second Amended and Restated Registration Rights Agreement as of the date first above written.

OPTINOSE, INC.

By:	/s/ Peter Miller
Name: Peter Miller
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Second Amended and Restated Registration Rights Agreement as of the date first above written.

AVISTA CAPITAL PARTNERS II, LP

By:	Avista Capital Partners GP II, LLC, as general partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel

AVISTA CAPITAL PARTNERS (OFFSHORE) II, LP

By:	Avista Capital Partners GP II, LLC, as general partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel

AVISTA CAPITAL PARTNERS (OFFSHORE) II-A, LP

By:	Avista Capital Partners GP II, LLC, as general partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel